Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in CONSOL Energy Inc.’s Registration Statement on Form S-3 (File No. 333-151292), Registration Statement on Form S-4 (File No. 333-157894), and Registration Statements on Forms S-8 (File No. 333-126057, File No. 333-126056, File No. 333-113973, File No. 333-87545 and File No. 333-160273) of our report dated March 14, 2010, relating to the combined balance sheet of Dominion Exploration Inc. and subsidiaries, Dominion Reserves Inc. and subsidiaries, and the producing business of Dominion Transmission Inc. as of December 31, 2009 and December 31, 2008 and the related combined statements of income and shareholders’ equity and comprehensive income and of cash flows for each of the three years in the period ended December 31, 2009 appearing in this Form 8-K of CONSOL Energy Inc.

/s/ Deloitte & Touche LLP
Richmond, Virginia
March 19, 2010